EXHIBIT 3.(i)d
                               State of Delaware
                       Office of the Secretary of State


I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE. DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE
CERTIFICATE OF AMENDMENT OF "THE UNITED STATES BASKETBALL LEAGUE.
INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF JUNE, A.D. 1995. AT 9 O'CLOCK A.M.

A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS FOR RECORDING.












                                             /S/ EDWARD J. FREEL
                                            Edward I. Freel, Secretary of State

                                                              AUTHENTICATION:
                                                              DATE: 7/03/95




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                              CERTIFICATE OF AMENDMENT
                                        OF
                       THE UNITED STATES BASKETBALL LEAGUE, INC.

                           (Pursuant to Section 242 of the
                          Delaware General Corporation Law)


The undersigned, being the Secretary of the Corporation, hereby certifies as follows:

FIRST: The name of the Corporation is: THE UNITED STATES BASKETBALL LEAGUE, INC.

SECOND: Article 4(a) relating to the authorized class of Common Shares and
Article 4(b) relating to the authorized class of Preferred Shares are hereby stricken in their entireties and in their place Article FOURTH (a) and FOURTH
(b) are hereby amended to read as follows:

FOURTH: (a) The total number of shares of Common Stock which the Corporation is authorized to issue is Thirty Million (30,000,000) shares of voting Common Stock, each of which shall have a par value of 1.01; and

(b) The total number of shares of Preferred Stock which the Corporation is authorized to issue is One Million (1,000,000) shares of Preferred Stock, .01 par value per share, of which each share is convertible at any rime at the discretion of the holders thereof upon written notice to the Corporation into one share of Common Stock. Each share of Preferred Stock entitles the holder thereof to five (5) votes per share on all matters submitted for vote to the shareholders. The Common Stock shall have one vote per share. The Preferred Stock shall bear a two percent (2%) non-cumulative annual dividend.

THIRD: Upon the filing of this Amendment, the 12,320,000 issued and outstanding shares of Common Stock par value $.001 shall be changed on the basis of four shares, par value $.001 for one share par value $.01 into 3,080,000 issued and outstanding shares of Common Stock par value $.01 per share.

FOURTH: This Certificate of Amendment was authorized in accordance with Sections 228 and 242 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be created this 29th day of June, 1995.

                                    THE UNITED STATES BASKETBALL LEAGUE, INC.
                                    By:   /S/ Richard C. Meisenheimer
                                    Richard C. Meisenheimer, Secretary